CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
US Airways Group, Inc.:

We consent to the use of our report dated June 12, 1998, on the statements of net assets available for plan benefits as of December 31, 1997 and 1996, and the related statements of changes in net assets available for plan benefits for the years then ended for the US Airways, Inc. 401(k) Savings Plan (the Plan) included in the Annual Report on Form 11-K relating to the Plan filed by US Airways Group, Inc. for the years ended December 31, 1997 and 1996, and to the incorporation by reference of such report in the Registration Statement, as amended, on Form S-8 pertaining to the Plan (File No. 33-44835).



                                            KPMG Peat Marwick LLP


Washington, D.C.
June 26, 1998






























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